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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 4 to Registration Statement No. 333-121944 of Accuride Corporation of our report dated February 4, 2005 (February 18, 2005 as to Note 6 and April 20, 2005 as to Notes 17 and 18) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Historical Consolidated Financial and Other Data of Accuride" and "Experts" in such Prospectus.

/s/  DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Indianapolis, Indiana
April 20, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM